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                                                  Hilda Mackow
                                                  Vice President, Communications
                                                  Moore Corporation Limited
                                                  (416) 364-2600


                                                  Lissa Perlman
                                                  Kekst and Company
                                                  (212) 593-2655



             COURT DENIES WALLACE COMPUTER SERVICES' MOTION FOR
                 PRELIMINARY INJUNCTION ON ANTITRUST GROUNDS


TORONTO (December 4, 1995) -- Moore Corporation Limted (TSE, ME, NYSE; MCL) said today that Judge Schwartz of the United States Court for the District of Delaware denied Wallace Computer Services' (NYSE: WCS) request for a preliminary injunction against Moore on antitrust grounds. The Court also found that Wallace's Board was not required to redeem its "poison pill."

Reto Braun, Chairman and CEO of Moore said, "With the antitrust issue resolved, nothing stands between Wallace's shareholders and our offer except Wallace's Board of Directors and its poison pill. Wallace shareholders will have an opportunity to voice their point of view at this Friday's annual meeting."


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Moore Corporation Limited (TSE, ME, NYSE: MCL) is a global leader in delivering information handing products and services that create efficiency and enhance competitiveness for customers. Founded in Toronto in 1882, Moore has approximately 20,000 employees and over 100 manufacturing facilities serving customers in 59 countries. Sales in 1994 were US$2.4 billion.